Exhibit 23.2
INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Kenan Transport Company on Form S-8 (registering shares issuable pursuant to the Kenan Transport Company 1998 Long-Term Incentive Plan) of our report dated March 31, 1998 (which expresses an unqualified opinion and includes an explanatory paragraph related to the February 28, 1998 sale of Petro-Chemical Transport, Inc. stock to Kenan Transport Company) relating to the financial statements of Petro-Chemical Transport, Inc. appearing in the Form 8-K/A, dated May 13, 1998, of Kenan Transport Company.



/s/ Deloitte & Touche LLP

Tulsa, Oklahoma
July 28, 1998